Exhibit 99.1

STAAR Surgical Reports Fourth Quarter and Fiscal Year 2025 Results

Confident in China Progress and Future Roadmap

A Clear Path Toward Sustainable Profitability and Growth

Board and Leadership Transitions Support Strategy Execution and Shareholder Value Creation

STAAR Interim co-CEOs Issue Letter to Shareholders

Earnings Call and Webcast Today at 5:30 PM Eastern

LAKE FOREST, CA, March 3, 2026 --- STAAR Surgical Company (NASDAQ: STAA), the global leader in phakic IOLs with the EVO family of Implantable Collamer® Lenses (EVO ICL™) for vision correction, today reported results for the fourth quarter and fiscal year ended January 2, 2026. STAAR’s Interim co-CEOs will be issuing a Letter to Shareholders after this earnings release, which can be found here: https://investors.staar.com/news-and-events/press-releases.

Fourth Quarter 2025 Financial Overview

•
Net sales of $57.8 million, up 18.1% Y/Y
•
Net sales excluding China of $40.3 million, down 2.1% Y/Y
•
Gross margin at 75.7% vs. 64.7% Y/Y
•
Net loss of $(18.3) million or $(0.37) per share, compared to a net loss of $(34.2) million or $(0.69) per share a year ago
•
Adjusted EBITDA1 breakeven or $(0.00) per share, compared to Adjusted EBITDA loss of $(20.8) million or $(0.42) per share a year ago

Fiscal Year 2025 Financial Overview

•
Net sales of $239.4 million, down 23.7% Y/Y
•
Net sales excluding China of $161.7 million, up 6.6% Y/Y
•
Gross margin at 76.2% vs. 76.3% Y/Y
•
Net loss of $(80.4) million or $(1.62) per share, compared to a net loss of $(20.2) million or $(0.41) per share a year ago
•
Adjusted EBITDA1 loss of $(6.6) million or ($0.13) per share compared to Adjusted EBITDA income of $23.2 million or $0.47 per share a year ago
•
Cash, cash equivalents and investments available for sale ended the year at $187.5 million

“Throughout fiscal 2025, we made meaningful progress on multiple fronts, including rebalancing distributor inventory and disciplined gross profit and expense management. The actions we have taken give us confidence in a clear path toward sustained profitability and growth, and we are optimistic about the business in 2026,” said Warren Foust, Interim Co-CEO of STAAR Surgical. “During 2024, China demand was challenged, which led to a double-digit decline in in-market sales2 and increased inventory in the channel. In 2025, in-market demand in China improved with an

Exhibit 99.1

estimated mid-single-digit recovery, and inventories were reduced to normal levels. In-market demand in China accelerated in the fourth quarter, providing a positive signal for fiscal 2026. However, the in-market recovery did not translate into sales growth for STAAR during the fourth quarter because of a reduction in sub-distributor and customer inventory in China. Due to uncertainties about their future if the Company were acquired by Alcon, certain China sub-distributors and customers returned some inventory to our distributors, resulting in lower-than-anticipated fourth quarter net sales for STAAR. This uncertainty also impacted sales to distributors in other parts of the world. In 2026, with the merger question behind us, we believe we will see modest growth in in-market volume demand and expect net sales in China to increase due to rising average selling prices (ASPs) for lenses and market share gains. ASP increases are being driven by the success of our EVO+ ICL launch in China. The EVO+ ICL for China, which is manufactured in Switzerland, is not subject to US-China tariff volatility. There is excitement around the launch of EVO+ in China, and we are working closely with our distributor partners to accelerate adoption in this key market. We believe our China business is well positioned for growth this year and intend to provide investors with greater transparency into our execution there. We made substantial progress in improving our ability to track channel inventory in China during 2025 and are continuing that effort in 2026.”

Mr. Foust continued, “STAAR possesses a differentiated proprietary material with Collamer®, exceptional optical technology with EVO ICLs, and a proven ability to gain market share. With a large addressable market opportunity driven by the increasing prevalence of myopia worldwide, our leadership in lens-based refractive surgery provides us with a winning formula. As we look to the future as a standalone company, our Board, leadership team, and employees have a renewed focus on strategic execution and long-term value creation for our shareholders.”

Leadership Changes

On February 2, 2026, STAAR announced the appointment of Warren Foust and Deborah Andrews as interim co-Chief Executive Officers. STAAR’s Board of Directors have engaged Egon Zehnder, a leading global executive search and leadership advisory firm, to conduct the search for STAAR’s next Chief Executive Officer. The search will include both internal and external candidates.

Fourth Quarter 2025 Financial Results

Net sales were $57.8 million for the fourth quarter of 2025, up by 18.1% from $49.0 million in the prior year quarter. The year over year increase in net sales primarily reflected sales growth in China. Excluding China, net sales were $40.3 million, a decrease of 2.1% as compared to $41.1 million in the prior year quarter due to the timing of sales returns that disproportionally impacted the fourth quarter compared to the first three quarters of 2025.

Gross profit margin for the fourth quarter of 2025 was 75.7% of total net sales compared to the prior year quarter of 64.7% of total net sales. The increase in gross profit margin versus the prior year

Exhibit 99.1

quarter was due primarily to the timing of the recognition of the cost of sales associated with the December 2024 China Shipment, decreased period costs resulting from cost reductions implemented in the first quarter of 2025 and the ramp up of Swiss manufacturing, partially offset by higher inventory provisions. As previously disclosed, in December 2024, the Company shipped $27.5 million of ICLs to China, for which it did not recognize revenue in the fourth quarter of 2024 due to extended payment terms with the Company’s distributor. However, cost of sales of $3.9 million associated with the December 2024 China Shipment was recorded in the fourth quarter of 2024. The revenue from this shipment was recognized in the second and third quarters of 2025, as payments were received.

Total operating expenses for the fourth quarter of 2025 were $66.6 million, compared to $59.6 million in the prior year quarter. Operating expenses for the quarter included costs related to the Company’s terminated merger transaction with Alcon of $11.2 million and costs related to restructuring of $0.7 million. Excluding the costs related to the merger and restructuring, operating expenses for the fourth quarter of 2025 were $54.7 million, a reduction of 8.2% from the prior year quarter. General and administrative expenses were $19.6 million compared to $21.3 million in the prior year quarter. The year over year decrease was primarily due to decreased outside services and facilities costs, largely offset by increased compensation related expenses. Selling and marketing expenses were $25.8 million compared to $28.4 million in the prior year quarter. The year over year decrease was due to lower advertising and promotional spending, lower trade show and sales meeting expenses, partially offset by increased compensation expenses. Research and development expenses were $9.2 million compared to $9.8 million in the prior year quarter. The year over year decrease is the result of lower clinical and investigator-initiated trials, partially offset by increased compensation expenses.

Operating loss for the fourth quarter of 2025 was $(22.8) million compared to $(27.9) million in the prior year quarter. Net loss for the fourth quarter of 2025 was $(18.3) million or $(0.37) per diluted share, down from net loss of $(34.2) million or $(0.69) per diluted share for the prior year quarter. The year over year improvement in net loss was primarily attributable to higher gross profit and lower operating expenses before merger and restructuring expenses and foreign exchange gains, partially offset by merger and restructuring expenses.

Fiscal Year 2025 Financial Results

Net sales were $239.4 million for fiscal year 2025 compared to $313.9 million in the prior year. Included in 2025 net sales was the recognition of $27.5 million in China sales from the December 2024 China Shipment, which was deferred from the fourth quarter of 2024 to the second and third quarters of 2025 due to extended payment terms with the Company’s distributor. The decrease in net sales was due to the reduction of distributor and channel inventory in China in the first half of the year partially offset by increased sales outside of China. Excluding China, net sales for fiscal year 2025 were $161.7 million, an increase of 6.6% as compared to $151.6 million in the prior year.

Gross profit margin for fiscal year 2025 was 76.2% of total net sales compared to 76.3% of total net sales for fiscal year 2024.

Exhibit 99.1

Operating expenses for fiscal year 2025 were $274.1 million compared to $252.2 million in the prior year. Excluding merger and restructuring expenses, operating expenses for fiscal year 2025 were $228.4 million, a 9.4% reduction from the prior year.

Operating loss for fiscal year 2025 was $(91.7) million compared to operating loss of $(12.6) million for fiscal year 2024. Net loss for fiscal year 2025 was $(80.4) million or $(1.62) per diluted share compared with net loss of $(20.2) million or $(0.41) per diluted share for the prior year.

Cash, cash equivalents and investments available for sale at January 2, 2026, totaled $187.5 million, compared to $230.5 million at the end of the fourth quarter of 2024. The Company had no outstanding debt.

For the year ended January 2, 2026, the Company repurchased approximately 376,000 shares of its common stock under its $30 million share repurchase program announced in May 2025, for a total cost of approximately $6.5 million. The average purchase price per share was $17.20. As of January 2, 2026, approximately $23.5 million remained available under the current authorization.

Earnings Conference Call and Webcast

The Company will host an earnings conference call and webcast today, Tuesday, March 3 at 5:30 p.m. Eastern / 2:30 p.m. Pacific to discuss its financial results and operational progress. To access the webcast please use the following link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=J3bNAuVd

In addition to live questions, participants may submit questions by email to ir@staar.com

1 Adjusted EBITDA and Adjusted EBITDA per share are non-GAAP financial measures. For further information on non-GAAP financial measures, please refer to the “Use of Non-GAAP Financial Measures” section of this press release. Please also refer to the tables at the end of this press release for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure.

2 In-market sales reflect sales from the Company’s distributors to customers and end-users in China. This data is collected and provided by the Company’s distributors and is used by the Company to estimate in-market demand and analyze trends. This data is unaudited by the Company and can be impacted by timing of orders placed, returns, and other factors.

Use of Non-GAAP Financial Measures

To supplement the Company’s financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release and the accompanying tables include certain non-GAAP financial measures, including Adjusted EBITDA. Management uses these non-GAAP financial measures in its evaluation of Company operating performance and believes investors will find them useful in evaluating the Company’s operating performance, including cash flow generation, and in analyzing period-to-period financial performance of core business operations and underlying business trends. Non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Exhibit 99.1

EBITDA is a non-GAAP financial measure, which is calculated by adding interest income and expense, net; provision for income taxes; and depreciation and amortization to net income. In calculating Adjusted EBITDA and Adjusted EBITDA per diluted share, the Company further adjusts for stock-based compensation expense, restructuring, impairment and related charges, and commencing with the fourth quarter ended January 2, 2026, merger transaction and related costs. As stock-based compensation is a non-cash expense that can vary significantly based on the timing, size and nature of awards granted, the Company believes that the exclusion of stock-based compensation expense can assist investors in comparisons of Company operating results with other peer companies because (i) the amount of such expense in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expense can vary significantly between periods as a result of the timing of grants of new stock-based awards, including inducement grants in connection with hiring. Additionally, the Company believes that excluding stock-based compensation from Adjusted EBITDA and Adjusted EBITDA per diluted share assists management and investors in making meaningful comparisons between the Company’s operating performance and the operating performance of other companies that may use different forms of employee compensation or different valuation methodologies for their stock-based compensation. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods. Investors should also note that such expenses will recur in the future. The Company believes that restructuring, impairment and related charges are not indicative of the underlying operating expense profile for the Company. These charges, which include costs related to severance, reduction in force and consulting expenses, impairment expenses on leasehold improvements and machinery and equipment, impairment on real property right-of-use assets, and impairment of internally developed software, are anticipated to be completed within a finite period of time and can vary significantly in any specific period. The Company believes that excluding restructuring, impairment and related charges from Adjusted EBITDA allows investors to more consistently analyze period-to-period financial performance of its core business operations and better assess the Company’s current and future continuing operations. Similarly, the Company believes that merger transaction and related costs are not indicative of the underlying operating expense profile for the Company and that excluding such costs from Adjusted EBITDA allows investors to more consistently analyze period-to-period financial performance of its core business.

The Company also presents certain financial information on a constant currency basis, which is intended to exclude the effects of foreign currency fluctuations. The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on the Company’s results when reported in U.S. dollars. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the “constant currency” rate to sales or expenses in the current period as well.

Exhibit 99.1

In the tables provided below, the Company has included a reconciliation of Adjusted EBITDA and Adjusted EBITDA per diluted share to net income (loss) and net income (loss) per diluted share, the most directly comparable GAAP financial measure, as well as supplemental financial information with net sales expressed in constant currency.

About STAAR Surgical

STAAR Surgical (NASDAQ: STAA) is the global leader in implantable phakic intraocular lenses, a vision correction solution that reduces or eliminates the need for glasses or contact lenses. Since 1982, STAAR has been dedicated solely to ophthalmic surgery, and for 30 years, STAAR has been designing, developing, manufacturing, and marketing advanced Implantable Collamer® Lenses (ICLs), using its proprietary biocompatible Collamer material. STAAR ICL’s are clinically-proven to deliver safe long-term vision correction without removing corneal tissue or the eye’s natural crystalline lens. Its EVO ICL™ product line provides visual freedom through a quick, minimally invasive procedure. STAAR has sold more than 4 million ICLs in over 85 countries. Headquartered in Lake Forest, California, the company operates research, development, manufacturing, and packaging facilities in California and Switzerland. For more information about ICL, visit www.EVOICL.com. To learn more about STAAR, visit http://www.staar.com.

We intend to use our website as a means of disclosing material non-public information about the Company and complying with Regulation FD. Such disclosures will be included on our website in the ‘Investor Relations’ sections at investors.staar.com. Accordingly, investors should monitor such portion of our website, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about the Company when you enroll your email address by visiting the Email Alerts section at investors.staar.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often contain words such as “anticipate,” “believe,” “expect,” “plan,” “estimate,” “project,” “continue,” “will,” “should,” “may,” and similar terms. All statements in this press release that are not statements of historical fact are forward-looking statements. These forward-looking statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: our ability to grow and generate profit; our reliance on independent distributors in international markets; a slowdown or disruption to the Chinese economy; global economic conditions; disruptions in our supply chain; fluctuations in foreign currency exchange rates; international trade disputes (including involving tariffs) and substantial dependence on demand from Asia; changes in effective tax rate or tax laws; any loss of use of our principal manufacturing facility; competition; potential losses due to product liability claims; our exposure to environmental liability; data corruption, cyber-based attacks or network security breaches and/or noncompliance with data protection and privacy regulations; acquisitions of new technologies; climate changes; the willingness of surgeons and patients to adopt a new or

Exhibit 99.1

improved product and procedure; extensive clinical trials and resources devoted to research and development; compliance with government regulations; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before or after approval, or to take enforcement action; laws pertaining to healthcare fraud and abuse; changes in FDA or international regulations related to product approval; product recalls or failures; and other important factors set forth in the Company’s Annual Report on Form 10-K for the year ended January 2, 2026 under the caption “Risk Factors,” which is filed with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Information” section of the Company’s website under the heading “SEC Filings,” as any such factors may be updated from time to time in the Company’s other filings with the SEC.

Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investor/Media Contact:

Connie Johnson

cjohnson@staar.com

(626) 303-7902 (ext. 2207)

Asia Investor/Media Contact:

Niko Liu, CFA

nliu@staar.com

United States: (626) 303-7902 (ext. 3023)

Hong Kong: +852 6092-5076

ir@staar.com

Exhibit 99.1

Consolidated Balance Sheets
(in 000's)
Unaudited

ASSETS	January 2, 2026	December 27, 2024
Current assets:
Cash and cash equivalents	$153,150	$144,159
Investments available for sale	34,386	86,335
Accounts receivable trade, net	50,064	77,897
Inventories, net	55,496	43,305
Prepayments, deposits, and other current assets	18,449	16,244
Total current assets	311,545	367,940
Property, plant, and equipment, net	73,323	84,889
Finance lease right-of-use assets, net	-	37
Operating lease right-of-use assets, net	29,609	36,850
Cloud-based software	30,700	15,763
Goodwill	1,786	1,786
Deferred income taxes	3,365	788
Other assets	1,350	1,471
Total assets	$451,678	$509,524

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$11,574	$16,704
Obligations under finance leases	-	42
Obligations under operating leases	5,872	3,894
Allowance for sales returns	10,199	6,579
Other current liabilities	40,859	43,087
Total current liabilities	68,504	70,306
Obligations under operating leases	32,481	34,807
Deferred income taxes	-	297
Asset retirement obligations	45	42
Deferred rent	89	-
Pension liability	6,375	6,737
Total liabilities	107,494	112,189

Stockholders' equity:
Common stock	498	493
Additional paid-in capital	504,682	471,449
Treasury Stock	(6,461)	-
Accumulated other comprehensive loss	(6,511)	(7,031)
Accumulated deficit	(148,024)	(67,576)
Total stockholders' equity	344,184	397,335
Total liabilities and stockholders' equity	$451,678	$509,524

Exhibit 99.1

Consolidated Statements of Operations
(in 000's except for per share data)
Unaudited

	Three Months Ended						Twelve Months Ended
	% of Sales	January 2, 2026	% of Sales	December 27, 2024	Fav (Unfav) Amount	%	% of Sales	January 2, 2026	% of Sales	December 27, 2024	Fav (Unfav) Amount	%
Net sales	100.0%	$57,801	100.0%	$48,950	$8,851	18.1%	100.0%	$239,442	100.0%	$313,901	$(74,459)	(23.7)%

Cost of sales	24.3%	14,060	35.3%	17,302	3,242	18.7%	23.8%	57,022	23.7%	74,319	17,297	23.3%

Gross profit	75.7%	43,741	64.7%	31,648	12,093	38.2%	76.2%	182,420	76.3%	239,582	(57,162)	(23.9)%

Selling, general and administrative expenses:
General and administrative	33.9%	19,593	43.6%	21,344	1,751	8.2%	35.8%	85,783	28.6%	89,898	4,115	4.6%
Selling and marketing	44.7%	25,839	58.1%	28,443	2,604	9.2%	42.8%	102,528	37.3%	116,978	14,450	12.4%
Research and development	16.0%	9,244	20.0%	9,771	527	5.4%	16.7%	40,055	14.4%	45,317	5,262	11.6%
Total selling, general, and administrative expenses	94.6%	54,676	121.7%	59,558	4,882	8.2%	95.3%	228,366	80.3%	252,193	23,827	9.4%
Merger transaction and related costs	19.4%	11,209	0.0%	-	(11,209)	0.0%	7.2%	17,135	0.0%	-	(17,135)	0.0%
Restructuring, impairment and related charges	1.2%	694	0.0%	-	(694)	0.0%	12.0%	28,632	0.0%	-	(28,632)	0.0%
Total operating expenses	115.2%	66,579	121.7%	59,558	(7,021)	(11.8)%	114.5%	274,133	80.3%	252,193	(21,940)	(8.7)%

Operating loss	(39.5)%	(22,838)	(57.0)%	(27,910)	5,072	18.2%	(38.3)%	(91,713)	(4.0)%	(12,611)	(79,102)	(627.2)%

Other income (expense):
Interest income, net	1.8%	1,072	3.2%	1,553	(481)	(31.0)%	1.9%	4,594	1.9%	5,911	(1,317)	(22.3)%
Gain (loss) on foreign currency transactions	(0.9)%	(535)	(8.7)%	(4,260)	3,725	87.4%	1.1%	2,603	(1.3)%	(3,675)	6,278	170.8%
Royalty income	0.0%	-	0.0%	-	-	0.0%	0.0%	-	0.1%	508	(508)	(100.0)%
Other income, net	2.9%	1,649	0.6%	283	1,366	482.7%	0.9%	2,253	0.3%	815	1,438	176.4%
Total other income (expense), net	3.8%	2,186	(4.9)%	(2,424)	4,610	190.2%	3.9%	9,450	1.0%	3,559	5,891	165.5%

Loss before provision for income taxes	(35.7)%	(20,652)	(61.9)%	(30,334)	9,682	31.9%	(34.4)%	(82,263)	(3.0)%	(9,052)	(73,211)	(808.8)%

Provision (benefit) for income taxes	(4.1)%	(2,343)	8.0%	3,894	6,237	160.2%	(0.8)%	(1,815)	3.6%	11,156	12,971	116.3%

Net loss	(31.6)%	(18,309)	(69.9)%	(34,228)	15,919	46.5%	(33.6)%	(80,448)	(6.6)%	(20,208)	(60,240)	(298.1)%

Net loss per share - basic		(0.37)		(0.69)				(1.62)		(0.41)
Net loss per share - diluted		(0.37)		(0.69)				(1.62)		(0.41)

Weighted average shares outstanding - basic		49,758		49,266				49,568		49,125
Weighted average shares outstanding - diluted		49,758		49,266				49,568		49,125

Exhibit 99.1

Consolidated Statements of Cash Flows
(in 000's)
Unaudited

	Three Months Ended		Twelve Months Ended
	January 2, 2026	December 27, 2024	January 2, 2026	December 27, 2024
Cash flows from operating activities:
Net loss	$(18,309)	$(34,228)	$(80,448)	$(20,208)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of property and equipment	2,007	2,375	8,319	6,891
Amortization of capitalized cloud-based software	105	-	409	-
Non-cash operating lease expense	905	973	3,570	3,562
Impairment of fixed assets and operating leases	811	-	15,404	-
Gain on fixed asset recovery	(1,458)	-	(1,458)	-
Accretion/Amortization of investments available for sale	(143)	(681)	(198)	(1,091)
Deferred income taxes	(2,198)	3,543	(2,916)	3,590
Change in net pension liability	(292)	188	(249)	26
Stock-based compensation expense	8,613	4,669	30,588	27,210
Change in asset retirement obligation	4	(77)	4	(53)
Loss on disposal of property and equipment	51	26	74	1,694
Provision for sales returns and bad debts	2,689	(1,661)	3,664	286
Inventory provision	2,073	909	5,334	2,782
Changes in working capital:
Accounts receivable	9,830	26,196	27,834	16,493
Inventories	(4,532)	(4,038)	(16,981)	(10,000)
Prepayments, deposits and other assets	(2,403)	440	(1,352)	(2,006)
Cloud-based software	(4,700)	(3,566)	(15,764)	(13,357)
Accounts payable	2,404	2,106	(5,507)	75
Other current and long-term liabilities	629	3,468	(4,557)	(169)
Net cash provided by (used in) operating activities	(3,914)	642	(34,230)	15,725

Cash flows from investing activities:
Acquisition of property and equipment	(1,677)	(5,725)	(5,820)	(23,394)
Purchase of investments available for sale	(48,899)	(19,046)	(75,363)	(80,240)
Proceeds from sale or maturity of investments available for sale	31,161	5,276	127,522	44,417
Net provided by (used in) investing activities	(19,415)	(19,495)	46,339	(59,217)

Cash flows from financing activities:
Repayment of finance lease obligations	-	(41)	(42)	(165)
Repurchase of common stock	-	-	(6,461)	-
Repurchase of employee common stock for taxes withheld	(164)	(109)	(1,520)	(1,505)
Proceeds from vested restricted stock and exercise of stock options	114	40	3,468	7,394
Net cash provided by (used in) financing activities	(50)	(110)	(4,555)	5,724

Effect of exchange rate changes on cash and cash equivalents	374	(881)	1,437	(1,111)

Increase (decrease) in cash and cash equivalents	(23,005)	(19,844)	8,991	(38,879)
Cash and cash equivalents, at beginning of the period	176,155	164,003	144,159	183,038
Cash and cash equivalents, at end of the period	$153,150	$144,159	$153,150	$144,159

Exhibit 99.1

Reconciliation of Non-GAAP Financial Measure
Net Income to Adjusted EBITDA
(in 000's except for per share data)
Unaudited

	2023	Q1-24	Q2-24	Q3-24	Q4-24(5)	2024(5)	Q1-25	Q2-25(5)	Q3-25(5)	Q4-25	2025(5)
Net income (loss) - (as reported)	$21,347	$(3,339)	$7,379	$9,980	$(34,228)	$(20,208)	$(54,211)	$(16,812)	$8,884	$(18,309)	$(80,448)
Provision (benefit) for income taxes	12,349	1,128	2,955	3,179	3,894	11,156	(275)	(9,103)	9,906	(2,343)	(1,815)
Other (income) expense, net	(5,599)	(70)	1,564	(7,477)	2,424	(3,559)	(2,915)	(4,049)	(300)	(2,186)	(9,450)
Depreciation	5,111	1,237	1,522	1,757	2,375	6,891	2,337	1,975	2,000	2,007	8,319
(Gain) loss on disposal of property plant and equipment(2)	73	-	26	1,642	26	1,694	-	-	23	51	74
Amortization of capitalized cloud-based software	-	-	-	-	-	-	53	147	104	105	409
Restructuring, impairment and related charges(3)	-	-	-	-	-	-	22,664	5,248	26	694	28,632
Merger transaction and related costs(4)	-	-	-	-	-	-	-	-	5,926	11,209	17,135
Amortization of intangible assets	13	-	-	-	-	-	-	-	-	-	-
Stock-based compensation	23,516	6,339	9,042	7,160	4,669	27,210	6,015	7,802	8,158	8,613	30,588
Adjusted EBITDA	$56,810	$5,295	$22,488	$16,241	$(20,840)	$23,184	$(26,332)	$(14,792)	$34,727	$(159)	$(6,556)
Net income (loss) as a % of Sales	6.7%	(4.3)%	7.4%	11.3%	(69.9)%	(6.6)%	(127.3)%	(38.0)%	9.3%	(31.6)%	(33.6)%
Adjusted EBITDA as a % of Sales	17.6%	6.8%	22.7%	18.3%	(42.6)%	7.4%	(61.8)%	(33.4)%	36.7%	(0.3)%	(2.7)%

Net income (loss) per share, diluted - (as reported)	$0.43	$(0.07)	$0.15	$0.20	$(0.69)	$(0.41)	$(1.10)	$(0.34)	$0.18	$(0.37)	$(1.62)
Provision (benefit) for income taxes	0.25	0.02	0.06	0.06	0.08	0.22	(0.01)	(0.18)	0.20	(0.05)	(0.04)
Other (income) expense, net	(0.11)	-	0.03	(0.15)	0.05	(0.07)	(0.06)	(0.08)	(0.01)	(0.04)	(0.19)
Depreciation	0.10	0.03	0.03	0.04	0.05	0.14	0.05	0.04	0.04	0.04	0.17
(Gain) loss on disposal of property plant and equipment	-	-	-	0.03	-	0.03	-	-	-	-	-
Amortization of capitalized cloud-based software	-	-	-	-	-	-	-	-	-	-	0.01
Restructuring, impairment and related charges	-	-	-	-	-	-	0.46	0.11	-	0.01	0.58
Merger transaction and related costs	-	-	-	-	-	-	-	-	0.12	0.23	0.35
Amortization of intangible assets	-	-	-	-	-	-	-	-	-	-	-
Stock-based compensation	0.48	0.13	0.18	0.14	0.09	0.55	0.12	0.16	0.16	0.17	0.62
Adjusted EBITDA per share, diluted(1)	$1.15	$0.11	$0.45	$0.33	$(0.42)	$0.47	$(0.53)	$(0.30)	$0.69	$-	$(0.13)

Weighted average shares outstanding - Diluted	49,427	48,907	49,811	49,731	49,266	49,597	49,344	49,520	50,549	49,758	49,568

(1) Adjusted EBITDA per diluted share may not add due to rounding.
(2) The Q3-2024 non cash write-off of $1.6M was related to the former EVO Experience Center.
(3) This was related to severance, consulting expenses and impairment on operating leases, machinery and equipment, leasehold improvements and internally developed software.
(4) These are costs related to the merger with Alcon, which was terminated on January 6, 2026.

(5) As previously disclosed, in December 2024 the Company shipped $27.5 million of ICLs to one of its distributors in China (the “December China Shipment”). The December China Shipment was subject to extended payment terms and was paid in full during Q3 FY25 pursuant to such payment terms. Cost of sales for the December China Shipment of $3.9 million was recognized upon shipment in Q4 FY24. Net sales for the December China
   Shipment were recognized as payments were received, with $1.6 million and $25.9 million of net sales recognized in Q2 FY25 and Q3 FY25, respectively, at 100% gross margin. If the cost of sales was recognized during the same period as the corresponding net sales, cost of sales related to the December China Shipment would have been $0.2 million and $3.7 million in Q2 FY25 and Q3 FY25, respectively.

Exhibit 99.1

Sales by Geography
(in 000's)
Unaudited
	Fiscal Year			Three Months Ended
Sales by Region(1)	2023	2024	2025	December 27, 2024	March 28, 2025	June 27, 2025	September 26, 2025	January 2, 2026

Americas(2)	$22,315	$25,229	$28,788	$6,387	$6,739	$7,307	$7,211	$7,531

EMEA(3)	40,063	43,511	44,733	12,286	13,110	11,436	10,364	9,823

APAC(4)	260,037	245,161	165,921	30,277	22,740	25,577	77,157	40,447

Global Sales	$322,415	$313,901	$239,442	$48,950	$42,589	$44,320	$94,732	$57,801

Global Sales Growth	13%	(3)%	(24)%	(36)%	(45)%	(55)%	7%	18%

Americas Sales Growth	13%	13%	14%	20%	9%	10%	20%	18%

EMEA Sales Growth	(2)%	9%	3%	7%	16%	11%	8%	(20)%

APAC Sales Growth	16%	(6)%	(32)%	(49)%	(62)%	(69)%	6%	34%

Global ICL Unit Growth	19%	(6)%	(27)%	(39)%	(48)%	(63)%	9%	15%

	Fiscal Year			Three Months Ended
Sales by Country(5)	2023	2024	2025	December 27, 2024	March 28, 2025	June 27, 2025	September 26, 2025	January 2, 2026

China	$184,569	$162,287	$77,781	$7,823	$(877)	$5,299	$55,833	$17,526
Growth	25%	(12)%	(52)%	(81)%	(102)%	(92)%	6%	124%

Japan	$38,468	$41,841	$45,265	$10,963	$11,395	$10,915	$11,226	$11,729
Growth	(11)%	9%	8%	10%	9%	10%	7%	7%

South Korea	$19,880	$21,636	$23,380	$5,880	$7,522	$4,293	$5,491	$6,074
Growth	11%	9%	8%	17%	12%	9%	8%	3%

United States	$17,221	$19,896	$22,558	$4,881	$5,459	$5,635	$5,632	$5,832
Growth	17%	16%	13%	17%	11%	4%	20%	19%

Global Sales Ex China	$137,846	$151,614	$161,661	$41,127	$43,466	$39,021	$38,899	$40,275
Growth	1%	10%	7%	14%	12%	10%	8%	(2)%

Notes:
(1) Certain adjustments have been reclassed from EMEA to APAC. Prior periods have changed to conform to the current presentation.
(2) Americas includes the United States, Canada and Latin American countries.
(3) EMEA includes Spain, Germany, United Kingdom, European, Middle East and Africa Distributors.
(4) APAC includes China, Japan, South Korea, India and the rest of Asia Pacific distributors.
(5) Sales by country includes countries representing more than 5% of total sales in the most recently completed fiscal year.

Exhibit 99.1

Reconciliation of Non-GAAP Financial Measure
Constant Currency Sales
(in 000's)
Unaudited

	Three Months Ended			Three Months Ended	As Reported		Constant Currency
Sales	January 2, 2026	Effect of Currency	Constant Currency	December 27, 2024	$ Change	% Change	$ Change	% Change
Total Sales	$57,801	$(702)	$57,099	$48,950	$8,851	18.1%	$8,149	16.6%

	Twelve Months Ended			Twelve Months Ended	As Reported		Constant Currency
Sales	January 2, 2026	Effect of Currency	Constant Currency	December 27, 2024	$ Change	% Change	$ Change	% Change
Total Sales	$239,442	$(1,992)	$237,450	$313,901	$(74,459)	(23.7)%	$(76,451)	(24.4)%